Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and any amendments thereto (the “Registration Statement”) for Sanchez Energy Corporation of all references to our firm, and to the use and inclusion of our report, dated January 25, 2016, with respect to the estimated future reserves and income attributable to certain leasehold and royalty interests as of December 31, 2015 included in Sanchez Energy Corporation’s (File No. 001-35372) Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016.  We further consent to the reference to our firm as experts in this Registration Statement.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

July 28, 2016